Exhibit 99.1

Hercules Offshore Liftboat Fleet Status

		November 2006
Leg Length/ Liftboat Class (Feet)	Total Number of Liftboats	Actively Marketed Liftboats(1)	Revenue Per Day Per Liftboat(2)	Days	Utilization(3)	Comments
Gulf of Mexico
260	1	1	$33,130	29	97%
230	3	3	26,450	41	46%	One vessel in drydock in November and December, one vessel down with repairs until late Q2’07.[4]
190-215	6	6	22,783	175	97%	One vessel in drydock part of November and all of December
170	2	2	16,202	60	100%	One vessel in drydock starting late December
140-150	6	6	10,196	178	99%
120-130	14	14	8,463	331	79%	Three vessels in drydock in November and December
105	15	13	7,192	231	59%	Five vessels in drydock in November and December and one being refurbished through part of December.

Sub-total/Average	47	45	12,710	1,045	77%
West Africa
170-215	2	2	$26,521	50	94%	One vessel under contract through August
140-150	4	3	10,849	63	76%	One vessel in drydock during November. One vessel under contract through June, two vessels under contract through August
120-130	7	6	8,596	141	97%	One vessel under contract through August, two vessels under contract through June
105	4	3	7,982	68	99%

Sub-total/Average	17	14	11,690	322	92%

Total/Average	64	59	12,470	1,367	80%

Note:

(1)	Actively marketed liftboats excludes two cold-stacked 105 class liftboats that are undergoing refurbishment (expected completion in December 2006 and January 2007). Three vessels in Nigeria undergoing repairs expected to be available by mid-January.

(2)	Includes reimbursables. For comparative purposes, revenue per day per liftboat for November 2005 for the vessels owned at that time in the Gulf of Mexico was as follows: 230’ - $19,751; 190-215’ - $15,814; 140-150’ - $8,480; 120-130’ - $6,975; 105’ - $5,040.
(3)	Utilization is defined as the total number of operating days in the period as a percentage of the total number of calendar days in the period our liftboats were actively marketed.
(4)	The Tiger Shark, which sustained damage in a storm in November 2006, is currently in the shipyard undergoing repair. The Company recently completed a sea bottom survey around the platform where the Tiger Shark was damaged. The Company has now located all the legs and pads of the Tiger Shark adjacent to the platform, and the Company plans to attempt to salvage the legs and pads in the next few weeks. If recovered undamaged, some of the leg material and the pads are expected to be used in the repair of the vessel which could reduce the costs and time required to bring the vessel back to service.

The information herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated contract expiration dates, dayrates, estimated dates for completion of repairs and upgrades and commencement dates of new contracts. Such statements are subject to a number of risks, uncertainties and assumptions, including without limitation early termination by the customer pursuant to the contract or otherwise, cancellation or completion of certain contracts earlier than expected, operational difficulties, shipyard and other delays and other factors described in Hercules’ annual report on Form 10-K and its most recent periodic reports and other documents filed with the Securities and Exchange Commission, which are available free of charge at the SEC’s website at www.sec.gov or the company’s website at www.herculesoffshore.com. Hercules cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.